Exhibit 99.1

SeaBright Insurance Holdings, Inc.	Contact:
1501 4th Avenue	SeaBright Insurance Holdings, Inc.
Suite 2600	Joseph S. De Vita
Seattle, WA 98101	Chief Financial Officer
206-269-8500
investor@sbic.com

SeaBright Insurance Holdings Reports Fourth Quarter
and Year End 2007 Results

Q4 Net Income Increased 13.7% Year-Over-Year
Q4 Revenue Increased 24.3% Year-Over-Year

Seattle, WA – February 26, 2008 – SeaBright Insurance Holdings, Inc. (Nasdaq: SEAB) today announced results for the fourth quarter and year ended December 31, 2007.

For the fourth quarter of 2007, net income increased to $10.0 million or $0.48 per diluted share, compared to net income of $8.8 million or $0.42 per diluted share for the same period in 2006. Total revenue for the quarter increased 24.3% to $72.2 million versus $58.1 million in the year-earlier period. For the fourth quarter, net premiums earned increased 24.8% to $64.9 million compared to $52.0 million for the same period in 2006.

For the year ended December 31, 2007, net income was $39.9 million or $1.90 per diluted share compared to $33.2 million or $1.63 per diluted share in the same period in 2006. Total revenue for the period increased 23.6% to $254.4 million compared to $205.9 million for the same period in 2006. For the year ended December 31, 2007, net premiums earned increased 22.8% to $228.0 million compared to $185.6 million for the comparable period in 2006.

John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer, said, “SeaBright achieved excellent results in 2007 in a softening market environment. Even our niche business strategy did not completely insulate us from increased competition in the fourth quarter and throughout the year. Consequently, it is particularly satisfying to have accomplished both an earned premium growth of nearly 23% and a net income growth of 20.1% when compared to 2006. Our combined ratio of 81.3% continued to outperform the industry on this very important measure. While we fully expect the competitive trends experienced in 2007 to persist through the coming year, our fundamental dedication to our business model, our underwriting discipline and our superior level of service should continue to serve us well.”

The net loss ratio for the fourth quarter of 2007 was 58.5% compared to 55.8% in the same period of 2006. During the fourth quarter 2007, on a pre-tax basis, the Company recognized $7.2 million in favorable development of prior years’ loss reserve estimates to reflect a continuation of deflation trends in the paid loss data for recent accident years. During the fourth quarter of 2006, on a pre-tax basis, the Company recognized $6.5 million in favorable development of prior years’ loss reserve estimates.

Total underwriting expenses for the fourth quarter 2007 were $16.4 million compared to $12.7 million in the prior year period. The net underwriting expense ratio for the fourth quarter was 25.3% compared to 24.4% in the same period in 2006. The increase in the underwriting expense ratio over the same period in 2006 is primarily the result of increased production expenses related to SeaBright’s geographic expansion.

The net combined ratio for the fourth quarter of 2007 was 83.8% compared to 80.2% for the same period in 2006.

Net investment income for the fourth quarter of 2007 was $5.5 million compared to $4.4 million for the same period in 2006 as the Company continues to record strong cash flow from operations of $26.6 million for the fourth quarter of 2007.

The net loss ratio was 55.5% for the year ended December 31, 2007 compared to 57.0% in the same period in 2006. For the year ended December 31, 2007, on a pre-tax basis, the Company recognized $27.7 million of favorable development of prior years’ loss reserve estimates, compared to $20.4 million in 2006.

Total underwriting expenses for the year ended December 31, 2007 were $58.9 million compared to $42.3 million in the prior year period and the net underwriting expense ratio was 25.8% compared to 22.7% in the same period in 2006. The increase in the underwriting expense ratio over the same period in 2006 is primarily the result of increased production expenses related to SeaBright’s geographic expansion.

For the year ended December 31, 2007, the net combined ratio was 81.3% compared to 79.7% for the same period in 2006.

Net investment income for the year ended December 31, 2007 was $20.3 million compared to $15.2 million for the same period in 2006 as the Company continued to record strong cash flow from operations for the year of $94.6 million.

At December 31, 2007, SeaBright had 953 customers, an increase of 45.7% compared to the same period in 2006. At December 31, 2007, the average premium size per customer was approximately $282,000 compared to approximately $330,000 at December 31, 2006, a reflection of SeaBright’s continued geographic diversification of its business and lower premium rates related to the decline in loss costs.

At December 31, 2007, the Company had $474.8 million in fixed income securities. The Company regularly reviews its investment portfolio for other than temporary impairment declines in fair value considering, among other things, the underlying credit quality of any insured or uninsured bonds. The Company did not record any impairment loss for 2007.

As of December 31, 2007, the overall credit quality of our $250.9 million fixed income municipal portfolio (including secondary insurance) stood at AA+. With secondary insurance removed, the average rating of the municipal portfolio would be AA-. As of December 31, 2007, the Company had $192.8 million in insured municipal bonds with a weighted average credit rating of AAA. The underlying rating of the insured bonds was AA-. The Company also had $ 58.1 million in uninsured municipal bonds with a weighted average credit rating of AA.

At December 31, 2007, the Company had $1.9 million invested in collateralized mortgage obligations, $2.7 million in adjustable rate mortgages and $7.3 million in asset backed securities, none of which were sub prime.

About SeaBright Insurance Holdings, Inc.

SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services. SeaBright Insurance Company provides workers’ compensation coverage to employers in selected regions nationwide. To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.

Conference Call

The Company will host a conference call on Tuesday, February 26 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, President and CEO, Richard J. Gergasko, Executive Vice President - Operations, and Joseph S. De Vita, Senior Vice President and CFO. The conference call is available via webcast on the Company’s website and can be accessed by visiting http://investor.sbic.com. Once there, select “Webcasts and Presentations” on the left side of the page. The dial-in number for the conference call is (877) 852-6580. Please call at least five minutes before the scheduled start time.

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Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2006 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 16, 2007, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

Set forth in the tables below are summary results of operations for the three and twelve month periods ended December 31, 2007 and 2006 as well as selected balance sheet data as of December 31, 2007 and December 31, 2006. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s 2007 annual report on Form 10-K. The Company currently expects to file its audited consolidated financial statements with the U.S. Securities and Exchange Commission as part of its 2007 annual report on Form 10-K in a timely fashion on or before March 17, 2008.

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006

	(Unaudited)	(Audited)
	(in thousands)
ASSETS

Fixed income securities available-for-sale, at fair value	$474,756	$399,119
Equity securities available-for-sale, at fair value	11,193	813
Preferred stock available-for-sale, at fair value	8,488	—
Cash and cash equivalents	20,292	20,412
Accrued investment income	5,055	4,208
Premiums receivable, net of allowance	9,223	8,877
Deferred premiums	150,066	118,788
Federal income tax recoverable	—	1,263
Service income receivable	436	792
Reinsurance recoverables	14,210	13,675
Receivable under adverse development cover	2,533	2,781
Prepaid reinsurance	1,820	1,917
Property and equipment, net	1,707	1,241
Deferred income taxes, net	16,488	12,198
Deferred policy acquisition costs, net	19,832	15,433
Intangible assets, net	1,233	1,217
Goodwill	2,881	1,527
Other assets	15,356	10,014

Total assets	$755,569	$614,275

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Unpaid loss and loss adjustment expense	$250,085	$198,356
Unearned premiums	147,033	114,312
Reinsurance funds withheld and balances payable	220	309
Premiums payable	4,136	3,047
Accrued expenses and other liabilities	47,789	37,125
Surplus notes	12,000	12,000

Total liabilities	461,263	365,149

Commitments and contingencies

Stockholders’ equity:
Series A preferred stock, $0.01 par value; 750,000 shares authorized; no shares issued and outstanding	—	—
Undesignated preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 75,000,000 shares authorized; issued and outstanding – 20,831,102 shares at December 31, 2007 and 20,553,400 shares at December 31, 2006	208	205
Paid-in capital	194,023	190,593
Accumulated other comprehensive income (loss)	1,638	(197)
Retained earnings	98,437	58,525

Total stockholders’ equity	294,306	249,126

Total liabilities and stockholders’ equity	$755,569	$614,275

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,

	2007	2006	2007	2006

	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	(dollars in thousands, except income per share amounts)
Revenue: (1)
Premiums earned	$64,886	$52,015	$227,995	$185,591
Claims service income	380	473	1,711	2,026
Other service income	44	26	148	104
Net investment income	5,521	4,409	20,307	15,245
Net realized loss	(20)	(21)	(105)	(410)
Other income	1,351	1,238	4,369	3,371

	72,162	58,140	254,425	205,927

Losses and expenses:
Loss and loss adjustment expenses	38,334	29,477	128,185	107,884
Underwriting, acquisition and insurance expenses	16,437	12,725	58,932	42,306
Interest expense	285	288	1,139	1,101
Other expenses	2,550	2,389	7,773	6,248

	57,606	44,879	196,029	157,539

Income before taxes	14,556	13,261	58,396	48,388

Income tax expense (benefit):
Current	8,158	4,854	23,762	18,609
Deferred	(3,588)	(374)	(5,278)	(3,450)

	4,570	4,480	18,484	15,159

Net income	$9,986	$8,781	$39,912	$33,229

Basic earnings per share	$0.49	$0.43	$1.96	$1.66
Diluted earnings per share	$0.48	$0.42	$1.90	$1.63

Weighted average basic shares outstanding	20,357,222	20,319,525	20,341,931	19,986,244
Weighted average diluted shares outstanding	20,994,714	20,770,028	20,976,525	20,403,089

Net loss ratio (2)	58.5%	55.8%	55.5%	57.0%
Net underwriting expense ratio (3)	25.3%	24.4%	25.8%	22.7%

Net combined ratio (4)	83.8%	80.2%	81.3%	79.7%

(1)	Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended December 31,		Year Ended December 31,

	2007	2006	2007	2006

	(in thousands)
Gross premiums written	$87,183	$80,365	$282,658	$230,253
Net premiums written	83,663	76,772	267,358	214,763

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by the net premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by the net premiums earned for the period.

(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.

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